Press Release	Source: Hola Communications, Inc.

Hola Communications, Inc. Signs Letter of Intent

Wednesday October 17, 6:00 am ET

CALGARY, Alberta, Oct. 17 /PRNewswire-FirstCall/ -- Hola Communications, Inc. (the "Company") (OTC Bulletin Board: HLAC - News) is pleased to announce that the Company has entered into a letter of intent (the "LOI") with the stockholders (the "Selling Stockholders") of 1132559 Alberta Ltd. ("Alberta Co"), pursuant to which the Selling Stockholders have agreed to transfer to the Company all of the issued and outstanding shares of Alberta Co held by them in consideration of which the Company has agreed to, among other things: (i) issue 15,000,000 shares of the Company's common stock to the Selling Stockholders; (ii) complete a 15:1 forward stock split, (iii) complete a financing of up to $3,250,000, (iv) change the name of the Company to "Tamm Oil and Gas Corp."; and (v) appoint two nominees of the Selling Stockholders to the board of the Company.

The LOI is further subject to the principal stockholder of the Company submitting 34,000,000 (post-split) shares for cancellation at closing. Closing of the transactions contemplated in the LOI are subject to: the satisfactory completion of the parties due diligence investigations, Alberta Co preparing financial statements required under applicable securities laws, and the parties entry into a definitive agreement containing customary terms and representations for such agreements.

About 1132559 Alberta Ltd.

Alberta Co is a private company incorporated under the laws of Alberta. Alberta Co holds a direct working interest of 10% in 63 sections of Oilsands leases in an area known as Sawn Lake in Northern Alberta.

Forward Looking Statements

Forward-Looking Statements in this news release that are not historical facts are forward-looking statements that are subject to risks and uncertainties. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management. Forward looking statements are generally, but not always, identified by the words "expects", "plans", "anticipates", "believes", "intends", "estimates", "projects", "aims", "potential", "goal", "objective", "prospective", and similar expressions or that events or conditions "will", "would", "may", "can", "could" or "should" occur. Information concerning oil or natural gas reserve estimates may also be deemed to be forward looking statements, as it constitutes a prediction of what might be found to be present when and if a project is actually developed.

It is important to note that actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include misinterpretation of data, inaccurate estimates of oil and natural gas reserves, the uncertainty of the requirements demanded by environmental agencies, the Company's ability to raise financing for operations, breach by parties with whom we have contracted, inability to maintain qualified employees or consultants because of compensation or other issues, competition for equipment, inability to obtain drilling permits, potential delays or obstacles in drilling operations and interpreting data, the likelihood that no commercial quantities of oil or gas are found or recoverable, our successful closing of the acquisition of Alberta Co, and our ability to participate in the exploration of, and successful completion of development programs on the wells in which Alberta Co has an interest. Additional information on risks for the Company can be found in filings on Edgar of other junior oil and gas exploration companies with the US Securities and Exchange Commission.

Source: Hola Communications, Inc.